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                                                                      Exhibit 15





October 6, 1994





Chrysler Corporation
Highland Park, Michigan

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Chrysler Corporation and consolidated subsidiaries for the periods ended March 31, 1994 and 1993, and June 30, 1994 and 1993, as indicated in our reports dated April 19, 1994 and July 14, 1994, respectively. Because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, were incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Detroit, Michigan